Exhibit 5.1

April 24, 2017	ATTORNEYS AT LAW 111 HUNTINGTON AVENUE BOSTON, MASSACHUSETTS 02199 617.342.4000 TEL 617.342.4001 FAX foley.com CLIENT/MATTER NUMBER 052974-0198

Carbonite, Inc. 2 Avenue de Lafayette Boston, Massachusetts 02111

Ladies and Gentlemen:
We have acted as counsel for Carbonite, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S‑3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by Vero Parent, Inc., a Delaware corporation (the “Selling Stockholder”), of up to an aggregate of 332,326 shares of Company’s common stock, $0.01 par value (the “Common Stock”). The shares of Common Stock may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus constituting part thereof (the “Prospectus”) and any supplements to the Prospectus (the “Prospectus Supplements”).
As counsel to the Company in connection with the proposed sale of the shares of Common Stock, we have examined: (i) the Registration Statement, including the Prospectus, and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws; and (iii) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.
Based upon and subject to the foregoing and the other matters set forth herein, and having regard for such legal considerations as we deem relevant, we are of the opinion that the shares of Common Stock are validly issued, fully paid and nonassessable.
We are qualified to practice law in the Commonwealth of Massachusetts and we do not purport to be experts on the law other than that of the Commonwealth of Massachusetts, the provisions of the Delaware General Corporation Law and the Federal laws of the United States of America. We are not qualified to practice law in the State of Delaware. We express no opinion with respect to the laws of any jurisdiction other than the Commonwealth of Massachusetts, the provisions of the Delaware General Corporation Law and the Federal laws of the United States of America.

Boston Brussels CHICAGO Detroit	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN FRANCISCO SHANGHAI SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.
4817-0174-2917.3

Carbonite, Inc.
April 24, 2017

This opinion is for your benefit in connection with the Registration Statement and may be relied upon only by you and by persons entitled to rely upon it pursuant to applicable provisions of the Securities Act. We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.
Very truly yours,

/s/ Foley & Lardner LLP

Boston Brussels CHICAGO Detroit	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN FRANCISCO SHANGHAI SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.
4817-0174-2917.3